Exhibit 1A-6.6

NFT ART COMMISSION AGREEMENT

This NFT Art Commission Agreement (this “Agreement”) is made as of ______________________________ (the “Effective Date”) by and between Hygienic Dress League Corp., a Delaware corporation (the “Company”), and _____________________________________________ (the “Client” and with the Company, the “Parties”).

RECITALS

WHEREAS, the Company is a widely recognized and innovative art company;

WHEREAS, the Client admires the work of the Company and wishes to commission the Company to create certain works of art (the “Work”) as set forth in Section 1 below in the form of non-fungible tokens (“NFTs’);

WHEREAS, the Parties wish to have the creation of the Work be governed by the mutual obligation, covenants, and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the terms and conditions set forth below and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Definition of the Work

Working Title:

Medium:	Non-Fungible Token (“NFT”)

Price:

Quantity:

Description:

2.	Payment, Fees, Expenses and Taxes.

2.1.	Service Fee. The Client agrees to pay the price of $_________ for the Work as follows: 50% upon execution of this Agreement and 50% upon the completion of the Work. The Client shall pay the applicable sales tax, if any, with the final payment. Completion of the Work is to be determined by the Company, who shall use the Company’s professional judgment to deviate from the preliminary design as the Company in good faith believes necessary to create the Work. The Client shall have a right to inspect the Work in progress upon reasonable notice to the Company. If final payment is not made within 60 days of completion of the Work, the final payment due shall be deemed uncollectible and no rights under this Agreement shall transfer to the Client thereby entitling the Company to resell the Work to another party.

2.2.	Expenses. The Company shall not be authorized to incur on behalf of the Client any expenses and will be responsible for all expenses incurred while performing the Work unless otherwise agreed to by the Client. As a condition to receipt of reimbursement, the Company shall be required to submit to the Client reasonable evidence that the amount involved was both reasonable and necessary to the Work provided under this Agreement.

2.3.	Taxes. Each party shall be responsible for the payment of its own taxes, licenses and fees ("Taxes") in connection with this Agreement. Except as provided herein, neither party shall be responsible or liable for the other Party's Taxes assessed in connection with this Agreement.

3.	Date of Delivery. The Company agrees to complete the Work within _____ days from the date of the execution of this Agreement. The completion date shall be extended in the event of delays caused by events beyond the control of the Company, including but not limited to fire, theft, strikes, shortages of materials, and Acts of God. Time shall not be considered of the essence with respect to the completion of the Work.

4.	Term and Termination.

4.1.	Term. This Agreement shall take effect as of the Effective Date and remain effective unless it is terminated by either party, with or without cause, upon ten (10) days’ written notice to the other party.

4.2.	Effect of Termination. On any expiration or termination of this Agreement, each party shall immediately cease all activities concerning this Agreement. The expiration or termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder in law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation.

4.3.	Survival. Each party's obligations relating to representations and warranties, limitations of liability, and protection of proprietary rights and confidential information shall survive termination of this Agreement.

5.	Intellectual Property.

5.1.	All intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trademarks, service marks, trade secrets, know-how and other confidential information, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, derivative works and all other rights (collectively, "Intellectual Property Rights") in and to all documents, work product and other materials that are delivered to Client under this Agreement or prepared by or on behalf of the Company in the course of creating the Work (collectively, the "Deliverables") shall be owned exclusively by the Client. Company agrees and shall cause its employees, assistants, and affiliates to agree, that with respect to any Deliverables that may qualify as "work made for hire", such Deliverables are hereby deemed a "work made for hire" for Client. To the extent that any of the Deliverables do not constitute a "work made for hire," Company hereby irrevocably assigns, and shall cause any affiliate or assistant to irrevocably assign to Client, in each case without additional consideration, all right, title and interest throughout the world in and to the Deliverables, including all Intellectual Property Rights therein. The Company shall cause any assistant or affiliate to irrevocably waive, to the extent permitted by applicable law, any and all claims such Affiliate may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of droit moral with respect to the Deliverables.

5.2.	Upon Client’s request, Company shall, and shall cause any assistant or affiliate to, promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist Client to prosecute, register, perfect or record its rights in or to any Deliverables.

5.3.	Company and its licensors are, and shall remain, the sole and exclusive owners of all right, title and interest in and to all documents, data, know-how, methodologies, software and other materials, including computer programs, reports and specifications, provided by or used by Company in connection with the creation of the Work, in each case developed or acquired by the Company prior to the commencement or independently of this Agreement (collectively, the "Pre-Existing Materials"), including all Intellectual Property Rights therein. Company hereby grants Client a license to any Pre-Existing Materials to the extent incorporated in, combined with or otherwise necessary for the provision of the Work for any and all purposes.

6.	Confidential Information.

6.1.	Generally. “Confidential Information” shall mean all information that is disclosed by either party to the other, whether conveyed orally, in writing, in machine readable form or otherwise, under this Agreement, including without limitation, software code and designs, hardware, product specifications and documentation, financial data, business, services, developments, marketing and product plans, technology, trade secrets, know-how, personnel, users, suppliers and customers (whether or not designated as “confidential information” by the disclosing party) together with all information derived from the above, the existence and terms of this Agreement and all information designated as confidential or which ought reasonably to be considered confidential, other than information that is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or is furnished with written confirmation that such information is not confidential.

6.2.	Obligations of Confidentiality. Each party agrees that it and its affiliates will hold in strict confidence and not disclose the Confidential Information of the other party to any third party and to use the Confidential Information of the other party for no purpose other than the purposes expressly permitted by this Agreement. Each party shall only permit access to the other party’s Confidential Information to those of its or its affiliates’ employees, contractors and Company’s having a need to know and who have signed or are bound by confidentiality obligations or agreements containing terms at least as restrictive as those contained in this Agreement. Each party shall maintain the confidentiality and prevent accidental or other loss or disclosure of any Confidential Information of the other party with at least the same degree of care as it uses to protect its own Confidential Information, but in no event with less than reasonable care.

7.	Representations and Warranties.

7.1.	Authorization and Enforceability. Each Party represents and warrants to the other Party that (a) it is duly organized and validly existing under the laws of its jurisdiction of organization; (b) it has the legal power and authority to execute and deliver this Agreement; (c) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary actions and do not violate its organizational documents or any other material agreements to which it is a party; and (d) this Agreement constitutes a legally valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforcement may be limited by laws.

7.2.	Service Provider Warranties. The Company represents, warrants and agrees that (a) its performance of services hereunder complies with all applicable laws, (b) it shall provide the Work in a professional and workmanlike manner, (c) the Company will follow all Client instructions, (d) the Work does not infringe, violate or misappropriate the intellectual property rights of any third party, (e) the Company has and shall maintain in effect all the licenses, permissions, authorizations, consents, and permits that it needs to carry out its obligations under this Agreement and, and (d) the Company has the full right to provide the Client with the Work as provided for herein.

8.	Indemnification. The Client shall indemnify, defend, and hold harmless the Company and its respective agents, successors, and assigns (each, an "Indemnified Party") from and against all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs, or expenses of whatever kind, including reasonable attorneys' fees (collectively, “Losses”), the cost of enforcing any right to indemnification hereunder, and the cost of pursuing any insurance providers arising out of or in connection with any third-party claim, suit, action, or proceeding arising out of the undertaking, performance, or completion of the Work pursuant to this Agreement, except where such Losses arise from the gross negligence, willful misconduct, or violation of applicable laws by the Company.

9.	Limitation of Liability. IN NO EVENT SHALL EITHER PARTY TO THIS AGREEMENT BE LIABLE TO THE OTHER UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY LOSS OF PROFIT OR ANY OTHER COMMERCIAL DAMAGE INCLUDING; WITHOUT LIMITATION, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON WHATSOEVER INCLUDING, WITHOUT LIMITATION, THE BREACH OF THIS AGREEMENT, THE EXPIRATION OR ANY TERMINATION OF THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF WARNING HAS BEEN GIVEN OF THE POSSIBILITY OF SUCH DAMAGES.

10.	Miscellaneous.

10.1.       Governing Law, Jurisdiction and Mediation. The validity, interpretation, construction and performance of this Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of Delaware, without giving effect to principles of conflicts of law. In the event any dispute arising under this agreement results in litigation, arbitration, or mediation, such action or proceeding shall be brought within the state or federal courts of Delaware. Mediation of any dispute arising from this agreement shall be conducted in accordance with the rules of American Arbitration Association.

10.2.       Relationship of Parties: The Parties to this Agreement are independent contractors, and nothing herein shall create a partnership, join venture, franchise relationship, agency relationship, or employment relationship. This Agreement is made and entered into for the sole benefit of the parties hereto, and no other entity shall be a direct or indirect beneficiary of, or shall be entitled to bring any direct or indirect cause of action or claim in connection with, this Agreement.

10.3.       Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written, between them relating to the subject matter hereof.

10.4.       Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by both Parties to this Agreement. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance.

10.5.       Successors and Assigns. No Party to this Agreement may assign or transfer, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the other Party.

10.6.       Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Client’s books and records.

10.7.       Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

10.8.       Force Majeure. Neither Party shall be liable for failure to appear or perform its obligations under this Agreement in the event that such failure is caused by or due to the acts or regulations of public authorities, labor difficulties, civil tumult, inclement weather, strike, epidemic, interruption or delay of transportation service, or any other legitimate cause beyond the control of the Parties.

10.9.       Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, IT HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSELAND HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.10.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile or scanned copy will have the same force and effect as execution of an original, and a facsimile or scanned signature will be deemed an original and valid signature.

10.11.     Electronic Delivery. The Client may, in its sole discretion, decide to deliver any documents related to this Agreement or any notices required by email or any other electronic means. The Company hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery and (iii) sign documents electronically and agrees to participate through an on-line or electronic system established and maintained by the Client or a third party designated by the Client.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE CLIENT:

[NAME]

By:
Name:
Title:

Address:

Email

THE COMPANY:

HYGIENIC DRESS LEAGUE CORP.

By:
Name:
Title:

Address:

Email